Exhibit 10.1

On August 1, 2006, Dr. John Womelsdorf commenced his employment with us as the Company's ‘‘Vice President, Business Development,’’ at an initial base salary of $250,000 per annum. The base salary is subject to annual review by the Compensation and Organizational Development Committee. Dr. Womelsdorf is also eligible to receive a discretionary annual cash bonus based on his individual and the Company's performance. The terms of Dr. Womelsdorf's employment also contain customary provisions with respect to benefits, reimbursement of expenses and confidentiality. Dr. Womelsdorf employment is terminable at will upon three months' notice by either him or the Company.

In addition, on September 1, 2006, Dr. Womelsdorf was granted options to purchase up to 8,334 shares of our Common Stock at an exercise price of $4.65 per share, on September 30, 2006, he was granted options to purchase up to 8,333 shares of our Common Stock at an exercise price of $4.80 per share; and on October 31, 2006, he was granted options to purchase up to 8,333 shares of our Common Stock at an exercise price of $5.68 per share, all pursuant to the terms of the Company's 2006 Stock Option and Award Plan (the ‘‘Stock Plan’’), which options vest as follows: one-third of such options vest one year from each respective date of grant, with 1/24 of the balance of the options vesting on a monthly basis thereafter. On October 31, 2006, Dr. Womelsdorf was also granted options to purchase up to 40,000 shares of our Common Stock, pursuant to the terms of the Stock Plan, at an exercise price of $5.68 per share. These options vest over a three-year period, with one-fifth of the options granted vesting on August 1, 2008, 30% of the options granted vesting on August 1, 2009 and the remaining 50% of the options granted vesting on August 1, 2010.

Dr. Womelsdorf, age 43, was most recently Executive Director of Licensing and New Business Development in Johnson & Johnson's Pharmaceuticals Group. Before joining Johnson & Johnson in April 2002, Dr. Womelsdorf worked as a Global Licensing Director for F. Hoffmann-La Roche starting on July 1999. While at F. Hoffmann-La Roche, he closed a variety of transactions in the areas of Virology, Oncology and Anemia. Prior to working at F. Hoffmann-La Roche, Dr. Womelsdorf was a Fellow at Baxter International in Business Development where he worked closely with Research and Development licensing-in early technologies, which position he held from August 1997. Dr. Womelsdorf was also appointed to the board of directors of Tibotec Therapeutics in November 2004.

Dr. Womelsdorf earned his Bachelor of Science in 1988 and his Ph.D. in Physical Chemistry in 1993 from Stevens Institute of Technology. He was also awarded a Masters in Business Administration from Columbia University in 1997.

Aside from the terms of Dr. Womelsdorf's employment with the Company, there is no direct or indirect material interest in any transactions or any relationships between the Company and its affiliates, on the one hand, and Dr. Womelsdorf, on the other.

There is no family relationship between Dr. Womelsdorf and any other Company executive officer or director.